Exhibit 99.1

THIS NEWS RELEASE IS NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES FOR DISSEMINATION IN THE UNITED STATES

METAWORKS PLATFORMS, INC. ANNOUNCES DEBT SETTLEMENT

Fairfield, CA, April 4, 2023 – MetaWorks Platforms, Inc. (CSE and OTCQB: MWRK) (the “Company”), an award-winning, full-service Web3 blockchain platform provider, announces that it has issued 725,000 shares of common stock of the Company at a deemed price of US$0.05 per share in settlement of debt in the amount of US$36,250.

Of the 725,000 shares of common stock that the Company issued, 500,000 shares were issued to GSD Group, LLC and 225,000 were issued to Scott Gallagher. Shelly Murphy, a director of the Company, is the CEO of GSD Group, LLC and Scott Gallagher is the President of the Company. The issuance of 725,000 shares of common stock of the Company to GSD Group, LLC and Scott Gallagher (the “Insider Debt Settlement”) each constituted a “related party transaction” within the meaning of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”) but each issuance will be exempt from the valuation requirement of MI 61-101 by virtue of the exemption contained in section 5.5(b) as the Company’s shares are not listed on a specified market and from the minority shareholder approval requirements of MI 61-101 by virtue of the exemption contained in section 5.7(a) of MI 61-101 in that the fair market value of the consideration of the shares to be issued to each related party does not exceed 25% of the Company’s market capitalization. As the Company’s current report on Form 8-K in connection with the closing of the Insider Debt Settlement will be filed less than 21 days before the closing of the Insider Debt Settlement, there is a requirement under MI 61-101 to explain why the shorter period was reasonable or necessary in the circumstances. In the view of the Company, it was necessary to immediately close the Insider Debt Settlement to improve the Company’s financial position and therefore, such shorter period was reasonable and necessary in the circumstances.

None of the securities issued in the Debt Settlement have been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. This news release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction where such offer, solicitation, or sale would be unlawful.

About MetaWorks Platforms, Inc.

MetaWorks Platforms, Inc. (CSE: MWRK and OTCQB: MWRK) is an award-winning full-service blockchain and Web3 development platform that empowers Fortune 5000 brands to create and monetize their metaverse.

For more information on MetaWorks, please visit us at www.metaworksplatforms.io. For additional investor info, visit www.metaworksplatform.io or www.sedar.com, and www.sec.gov, searching MWRK.

Media Contact

Arian Hopkins

arian.hopkins@metaworksplatforms.io

Company Contact

Scott Gallagher, President

scott@metaworksplatforms.io

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